UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Commerce Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (PROPOSAL 1)
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE ANNUAL MEETING FOR THE FISCAL YEAR ENDING JULY 31, 2007
AVAILABILITY OF ANNUAL REPORT
OTHER MATTERS

COMMERCE ENERGY GROUP, INC.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
(714) 259-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       We cordially invite you to attend the annual meeting of stockholders of Commerce Energy Group, Inc. This annual meeting of stockholders will be held at 10:00 a.m., Pacific Standard Time, on January 25, 2007, at The Hilton Costa Mesa, located at 3050 Bristol Street, Costa Mesa, California 92626, for the following purposes:

1.	To elect two Class III directors to the Board of Directors to hold office for a term of three years or until their respective successors are elected and qualified;

2.	To ratify the appointment of Hein & Associates LLP as Commerce Energy Group Inc.’s independent registered public accounting firm for the fiscal year ending July 31, 2007; and

3.	To transact such other business as may properly come before this annual meeting of stockholders or any adjournments or postponements thereof.
      The Board of Directors has nominated Dennis R. Leibel and Robert C. Perkins as the nominees for election to the Board of Directors as Class III directors.
      The Board of Directors has fixed the close of business on December 6, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting of stockholders.
      You are cordially invited to be present and to vote at this annual meeting of stockholders in person. However, you are also requested to sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope, or to submit a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, whether or not you expect to attend. In the event you have returned a signed proxy, but elect to attend this annual meeting of stockholders and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

Lawrence Clayton, Jr.
Chief Financial Officer and Secretary
Costa Mesa, California
December 12, 2006

COMMERCE ENERGY GROUP, INC.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626

PROXY STATEMENT

      The Board of Directors of Commerce Energy Group, Inc. (the “Company” or “Commerce”) is soliciting proxies to be voted at the annual meeting of stockholders of the Company to be held on January 25, 2007 at The Hilton Costa Mesa, located at 3050 Bristol Street, Costa Mesa, California 92626, at 10:00 a.m., Pacific Standard Time, and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is December 20, 2006.
      The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on December 6, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). The only outstanding class of stock of the Company is its common stock, par value $0.001 per share (“Common Stock”). As of the Record Date, 29,599,076 shares of Common Stock were outstanding. Each share of Common Stock entitles its record holder on the Record Date to one vote on all matters.
QUESTIONS AND ANSWERS
Why am I receiving this annual meeting information and proxy?
      You are receiving this annual meeting information and proxy from us because you owned shares of Common Stock as of the Record Date. This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.
      You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, Computershare Trust Company, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.
What am I voting on?
      You are being asked to vote on (a) the election of two Class III directors; and (b) the ratification of the appointment of Hein & Associates LLP, as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Steven S. Boss and Lawrence Clayton, Jr. as your representatives at the Annual Meeting. (When we refer to the “named proxies,” we are referring to Messrs. Boss and Clayton.) This way, your shares will be voted even if you cannot attend the Annual Meeting.
How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the Board’s director nominees, and

•	FOR the ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007.

How do I vote my shares?
      Record holders may vote by using the proxy card, or by submitting proxies by telephone or by the Internet.
      Persons who beneficially own stock held:

•	by a bank and who have the power to vote or to direct the voting of the shares can vote using the proxy or the voting information form provided by the bank and, if made available by the bank, telephone and/or Internet voting;

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.
      Persons who beneficially own stock can vote at the Annual Meeting provided that they obtain a “legal proxy” from the person or entity holding the stock for him, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.
      Set forth below are the various means — Internet, phone and mail — for voting without attending the Annual Meeting. Subject to applicable time deadlines for Internet and phone voting applicable to most stockholders, a person voting by any of these means may submit another proxy again using that means or another means and the later-dated proxy will have the effect of revoking the earlier-dated proxy. Thus, a person who votes on January 3rd using the Internet can change her vote on January 4th by using the Internet, phone or mail, and the effect of the January 4th vote would be to revoke the earlier January 3rd vote. A record holder can attend the Annual Meeting and vote, which will have the effect of revoking a previously-given proxy. A beneficial holder who has been given a legal proxy by the record holder can attend the meeting and vote, which will have the effect of revoking a previously given proxy or voting information form.
      You may submit your proxy on the Internet. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
      You may submit your proxy by phone. Stockholders of record and most beneficial owners of Common Stock may vote by phone. Instructions for doing so are provided along with your proxy card or voting instructions. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your phone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
      You may submit your proxy by mail. Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
      If you return a signed proxy card but do not mark your choices, your shares will be voted in accordance with the recommendations of the Board of Directors shown above and as stated below under the caption “How will my shares be voted?” If you do not mark your choices on the voting instruction form, the voting of your shares will be subject to rules relating to broker non-votes.
      The availability of telephone and Internet submission of proxies. Telephone and Internet voting have been provided for. Simply follow the instructions that appear on the enclosed form of proxy or voting instruction form.
      All proxies that have been properly submitted and not revoked will be voted at the Annual Meeting.

What if I change my mind after I submit my proxy?
      You may revoke your proxy and change your vote irrespective of the method (i.e., telephone, Internet or mail) in which you originally submitted your proxy by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	submitting a proxy by telephone or on the Internet (which may not be available to some beneficial holders); your latest telephone or Internet proxy will be counted;

•	signing and delivering a proxy card with a later date; or

•	voting at the Annual Meeting. (If you hold your shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the Annual Meeting.)
      If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, telephone (714) 259-2500. If your shares are held by a broker, trustee or bank, you may obtain a new voting instruction by contacting your broker, trustee or bank. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instructions will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.
How will my shares be voted?
      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted “FOR” all of the following: (a) the election of the Board of Directors’ nominees for directors; and (b) the ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.
How many shares must be present to hold the meeting?
      A majority of the Company’s outstanding shares of Common Stock as of the Record Date must be present at the meeting and entitled to vote in order to hold the Annual Meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present at the Annual Meeting if the stockholder of record attends the Annual Meeting in person, if the beneficial holder attends with a legal proxy from the record holder, or if the record holder has granted a proxy, whether by returning a proxy card or by telephone or Internet, without regard to whether the proxy actually casts or withholds a vote or abstains from voting.
How many votes must the Class III Director nominees have to be elected?
      Directors are elected by a plurality, and the two Class III Director nominees who receive the highest number of “FOR” votes will be elected. There is no cumulative voting for the Company’s directors. A properly executed proxy withholding authority to vote for one or more nominees with respect to the election of directors will not be voted for the director(s) from whom authority to vote is withheld. However, the shares represented will be counted for purposes of determining whether there is a quorum. Withheld votes and broker non-votes, if applicable, will not be taken into account in determining the outcome of the election of directors.
What happens if a nominee is unable to stand for election?
      The Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

How many votes must each of the stockholder proposals receive in order to pass?
      The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject proposal is required for the adoption of Proposal 2.
      Abstentions and broker non-votes will have no effect on the voting with respect to Proposals 1 and 2.
What are broker non-votes?
      As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote (whether you use the Internet or phone or return the enclosed voting instruction form), the absence of instructions may cause a “broker non-vote” on the matters for which you do not provide instructions. Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions on that matter.
      When there is a broker non-vote, the stockholder grants a limited proxy that does not empower the holder to vote on a particular proposal(s).
Who pays the costs of proxy solicitation?
      The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to stockholders whose Common Stock is held of record by such entities. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies in connection with this proxy statement, and such firm will receive a fee estimated to be $5,000 and will be reimbursed for out-of-pocket expenses.
What business may be properly brought before the meeting and what discretionary authority is granted?
      Nominations for Directors for the Annual Meeting. The Bylaws of the Company (the “Bylaws”) set forth specific procedures relating to the nomination of the Company’s directors (the “Nomination Bylaw”), and no person is eligible for election as a director unless nominated in accordance with the Nomination Bylaw. If a stockholder wishes to nominate a candidate for election as a director, the Nomination Bylaw requires a stockholder’s notice of nomination to have been delivered to or mailed and received at the principal executive offices of the Company not earlier than September 28, 2006 and not later than October 28, 2006 to be timely for the Annual Meeting. For this Annual Meeting, the Company has not received a timely notice of nomination from any stockholder. Accordingly, the presiding officer of the Annual Meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Annual Meeting and the defective nomination will be disregarded.
      Stockholder Proposals for the Annual Meeting. The Bylaws set forth specific procedures to enable stockholders to properly bring business before an annual meeting of the stockholders (the “Stockholder Proposal Bylaw”). Under the terms of the Stockholder Proposal Bylaw, to be timely for the Annual Meeting a stockholder must have delivered notice of a proposal to the principal executive offices of the Company not earlier than September 28, 2006 and not later than October 28, 2006. For this Annual Meeting, the Company has not received a timely notice of any proposal from any stockholder. Accordingly, the presiding officer of the Annual Meeting will, if the facts warrant, determine that a stockholder proposal was not made in accordance with the procedures prescribed by the Stockholder Proposal Bylaws, and if he should so determine, he will so declare to the Annual Meeting and the defective proposal will be disregarded.

      Rule 14a-8. To the extent that a stockholder desires to have his proposal included in the Company’s proxy materials in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), such proposal must have been received by the Company prior to the deadline for submission calculated in accordance with Rule 14a-8, and not be otherwise excludable under Rule 14a-8. As disclosed in the Company’s proxy materials for last year’s annual meeting, the deadline for submission of proposals for inclusion in the Company’s proxy materials relating to the Annual Meeting was August 23, 2006. No proposals were submitted for inclusion in the Company’s proxy materials relating to the Annual Meeting prior to such deadline.
      The Company has no knowledge or notice that any business other than as set forth in the Notice of Annual Meeting will be brought before the Annual Meeting. As to other matters that properly come before the Annual Meeting and are not on the proxy card, Mr. Boss and Mr. Clayton will vote the shares of Common Stock for which they hold proxies in accordance with their best judgment.
      For information related to application of the Nomination Bylaw, the Stockholder Proposal Bylaw and Rule 14a-8 to the annual meeting relating to the fiscal year ending July 31, 2007, see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the Annual Meeting for the Fiscal Year Ending July 31, 2007.”
Is a list of stockholders entitled to vote at the meeting available?
      A list of stockholders of record entitled to vote at the annual meeting will be available at the Annual Meeting. It also will be available Monday through Friday from January 10, 2007 through January 24, 2007, between the hours of 9 a.m. and 4 p.m., Pacific Standard Time, at the offices of the Corporate Secretary, 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626.
      A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.
Where can I find the voting results of the meeting?
      We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007. You can read or print a copy of that report by going to the Company’s website, www.commerceenergy.com, and then choosing Investor Relations, SEC Filings. You can find the same Form 10-Q by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (714) 259-2500, or by calling the U.S. Securities and Exchange Commission (the “SEC”) at (800) SEC-0330 for the location of a public reference room.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Beneficial Ownership Table
      The following table sets forth certain information about the beneficial ownership of our Common Stock as of the Record Date by:

•	each person known by us to own beneficially more than 5% of the voting power of our outstanding Common Stock;

•	each of our current directors;

•	each nominee for election to become a director;

•	our chief executive officer and the other officers named in the Summary Compensation Table set forth under the caption “Compensation of Executive Officers” (we refer to these officers as the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. Shares and share percentages beneficially owned are based upon the number of shares of Common Stock outstanding on the Record Date, together with options, warrants or other convertible securities that are exercisable for such respective securities within 60 days of the Record Date for each stockholder. Under the rules of the SEC, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Shares of Common Stock subject to options, warrants or other convertible securities that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed outstanding for computing the respective percentage ownership of the person holding the option, warrant or other convertible security, but are not deemed outstanding for purposes of computing the respective percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

	Common Stock

	Amount and Nature of
	Beneficial Ownership

	Number of
	Shares		Right to		Percent of
Name	Owned		Acquire(1)	Total	Class

Principal Stockholders:
Daniel Zeff(2)	3,269,696	(3)	—	3,269,696	11.0%
Ian B. Carter(4)	250,000		2,500,000	2,750,000	8.4%
Class I Directors:
Steven S. Boss	225,000		250,000	475,000	1.6%
Gary J. Hessenauer	10,000		60,000	70,000	*
Class II Directors:
Charles E. Bayless	112,000		110,000	222,000	*
Mark S. Juergensen	30,000		147,500	177,500	*

	Common Stock

	Amount and Nature of
	Beneficial Ownership

	Number of
	Shares	Right to		Percent of
Name	Owned	Acquire(1)	Total	Class

Class III Directors and Nominees for Election at the Annual Meeting
Dennis R. Leibel	10,000	10,000	20,000	*
Robert C. Perkins	215,000	460,000	675,000	2.2%
Other Named Executive Officers(5)
Lawrence Clayton, Jr.	80,359	40,000	120,359	*
Thomas L. Ulry	40,000	100,000	140,000	*
Richard L. Boughrum	—	—	—	*
Peter T. Weigand	—	—	—	*
Directors and Executive Officers as a group (9 persons)	722,359	1,277,500	1,999,859	6.5%

*	Indicates beneficial ownership of less than 1% of the issued and outstanding class of securities.

(1)	Represents shares of Common Stock issuable upon exercise of stock options or upon conversion of other convertible securities held by such persons that are exercisable within 60 days of the Record Date.

(2)	Daniel Zeff includes: Zeff Holding Company LLC, Zeff Capital Partners, LLP, Zeff Capital Offshore Fund and Spectrum Galaxy Fund Ltd. The mailing address of such stockholder is c/o: Zeff Holding Company, LLC, 50 California St., Suite 1500, San Francisco, CA 94111.

(3)	Represents holdings as of November 2, 2006 as disclosed in a Form 4 filed with the SEC under the Exchange Act.

(4)	The mailing address of such stockholder is: P.O. Box 538, 1100 Irvine Blvd., Tustin, California 92780.

(5)	Pursuant to the SEC, the determination of the Company’s Named Executive Officers is made with respect to its last completed fiscal year ended July 31, 2006. Mr. Boss, a Class I Director, is the Chief Executive Officer of the Company and a Named Executive Officer.
      No director, officer, affiliate of the Company or record owner of more than five percent of the Company’s common stock, or any associate of such person, is a party adverse to the Company in any material pending legal proceeding or has a material interest adverse to the Company in any such proceeding.

ELECTION OF DIRECTORS
(PROPOSAL 1)
      The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for a “classified” board of directors. The number of authorized directors is currently six. Currently, there are two Class III directors, Dennis R. Leibel and Robert C. Perkins, whose terms expire at the Annual Meeting; two Class I directors, Steven S. Boss and Gary J. Hessenauer, whose terms expire at the annual meeting of stockholders to be held after completion of fiscal year 2007; and two Class II directors, Mark S. Juergensen and Charles E. Bayless, whose terms expire at the annual meeting of stockholders to be held after completion of fiscal year 2008.
      The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors approved, the nominations of Dennis R. Leibel and Robert C. Perkins for election as Class III Directors at the Annual Meeting, for each to serve a three year term expiring at the third succeeding annual meeting after his election or until his successor is elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. Directors shall be elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such election.
      If any nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, the persons named in the proxy will vote for the election of any substitute nominee(s) as may be designated by the present Board of Directors.
      The Board of Directors unanimously recommends a vote “FOR” the election of each of Dennis R. Leibel and Robert C. Perkins as Class III directors. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of Dennis R. Leibel and Robert C. Perkins.
      The telephone and Internet voting procedures will include instructions on how to withhold your vote from any nominee.

Information About the Class III Director Nominees
      The following table sets forth information regarding the nominees, including age as of the Record Date and business experience during the past five years:

		Director
Name	Age	Since	Principal Occupation and Other Information

Dennis R. Leibel	62	2005	Mr. Leibel has served as a director of the Company since December 2005. Mr. Leibel is a member of the Audit and Strategic Opportunities Committees of the Board and is the Chair of the Compensation Committee. Mr. Leibel served as a founding partner of Esquire Associates LLC, a financial consulting business since 1998. Mr. Leibel is also a private investor and a retired financial and legal executive. Mr. Leibel has served on the board of directors of Microsemi Corporation since May 2002 and as its Chairman since July 2004. Mr. Leibel has served on the board of directors of DPAC Technologies Corp., a device networking and connectivity solutions company, since February 2006 and chairs their audit committee. Mr. Leibel holds a Bachelor of Science degree in accounting from Brooklyn College, a Juris Doctor degree from Brooklyn Law School and an L.L.M. degree in taxation from Boston University School of Law.
Robert C. Perkins	67	2003	Mr. Perkins has been the Chairman of the Board of Directors of the Company since May 2005 and a director of the Company since December 2003. He also served as a director of Commonwealth Energy Corporation, the predecessor corporation to the Company, from 1999 to January 2006. Mr. Perkins is a member of the Compensation, Nominating and Corporate Governance and Strategic Opportunities Committees of the Board and is the Chair of the Audit Committee. Mr. Perkins has served as Chairman and Chief Executive Officer of Hospital Management Services, a provider of financial and management consulting services to hospitals and similar institutions since June 1969. Mr. Perkins received his Bachelor of Science degree in accounting from Bob Jones University.

Information About Directors Whose Terms Continue
      The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class I or Class II Directors and are continuing in office as directors of the Company:

Class I Directors — Terms Expiring at the Annual Meeting to be Held after the Completion of Fiscal Year 2007

		Director
Name	Age	Since	Principal Occupation and Other Information

Steven S. Boss	60	2005	Mr. Boss has served as a director of the Company since July 2005 and was appointed Chief Executive Officer of the Company in August 2005. Since August 2005, Mr. Boss also has served as a director and President of the Company’s principal operating subsidiary, Commerce Energy, Inc., and as a director and Chief Executive Officer of the Company’s other operating subsidiary, Skipping Stone Inc. From 2003 to August 2005, Mr. Boss was an attorney in private practice specializing in the representation of energy companies and commercial energy users. From 2000 to 2003, Mr. Boss served as president of Energy Buyers Network, LLC, an energy consulting firm that provided regulatory representation and structured direct access energy transactions for commercial energy users. From 1999 to 2000, he served as president of both Sierra Pacific Energy Company and Nevada Power Services, non-regulated energy services operating subsidiaries of Sierra Pacific Resources. Prior to that, Mr. Boss served in various legal and senior management positions in a number of energy companies and practiced law in private practice. From 1984 to 1992, Mr. Boss served as president and chief executive officer of Sunrise Energy Services, Inc., an independent natural gas marketing company with shares listed on the American and London Stock Exchanges. Mr. Boss received a Bachelor of Science degree in Aerospace Engineering from the University of Texas and a Juris Doctor degree from the University of Southern California. He has been a member of the State Bar of California since 1974.

		Director
Name	Age	Since	Principal Occupation and Other Information

Gary J. Hessenauer	51	2005	Mr. Hessenauer has served as a director of the Company since August 2005. Mr. Hessenauer is a member of the Compensation Committee and serves as the Chair of the Strategic Opportunities Committee of the Board. Since 2003, Mr. Hessenauer has been an investor and advisor to early stage companies. From 2002 to 2003, Mr. Hessenauer served as President and Chief Executive Officer of Sixth Dimension, an energy technology company that developed solutions for real-time monitoring and control of dispersed energy assets. From 2000 to 2001, he served as Senior Vice President of Sempra Energy Solutions, a retail energy services provider that also provided non-regulated energy marketing and trading services. Sempra Energy Solutions was a subsidiary of Sempra Energy, a large distributor of natural gas and electricity that is listed on the New York Stock Exchange. Prior to that, he served in management positions with a number of public and private companies. These positions included Vice President, Marketing and Sales for the retail energy services subsidiary of Edison International from 1996 to 1997 and Corporate Area General Manager of multiple business unit development operations for the General Electric Company from 1988 to 1994 and Regional Sales Manager for General Electric Company’s Electrical Distribution and Control business unit from 1984 to 1987. Mr. Hessenauer holds a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy and completed Stanford University’s executive business program.

Class II Directors — Terms Expiring at the Annual Meeting to be held after the Completion of Fiscal Year 2008

		Director
Name	Age	Since	Principal Occupation and Other Information

Charles E. Bayless	64	2004	Mr. Bayless has served as a director of the Company since July 2004. Mr. Bayless is a member of the Audit and Nominating and Corporate Governance Committees of the Board. Mr. Bayless has been the President of the West Virginia University Institute of Technology since April 2005. Mr. Bayless held the position of Chief Executive Officer and President of Illinova and Illinois Power from July 1998 until September 1999 and served as Chairman of Illinova and Illinois Power from August 1998 until his retirement in December 1999. Prior to that, he was Chairman, President and Chief Executive Officer of Tucson Electric Power. Mr. Bayless served as a Director of Illinova and Illinois Power from 1998 until the closing of the merger with Dynegy Inc. in February 2000, and served as a director of Dynegy Inc. from February 2000 until May 2006. Mr. Bayless received his Bachelor of Science degree in Electrical Engineering from West Virginia Institute of Technology. He earned a Master of Science degree in Electrical Engineering with a focus in Power Engineering, and in 1972 received a Juris Doctor degree, both from West Virginia University. Mr. Bayless also holds an MBA degree from the Graduate School of Business Administration at the University of Michigan.
Mark S. Juergensen	46	2003	Mr. Juergensen has served as a director of the Company since December 2003. Mr. Juergensen is a member of the Audit, Compensation, and Strategic Opportunities Committees of the Board and is the Chair of the Nominating and Corporate Governance Committee. He also has served as a director of Commerce Energy, Inc. from May 2003 to August 2005 and as a director of Skipping Stone Inc. and Utilihost, Inc., both subsidiaries of the Company from August 2005 to January 2006. Mr. Juergensen has served as Vice President of Sales and Marketing for Predict Power, an energy solution software company he co-founded, since May 2000. Mr. Juergensen also is a director of Sterling Energy International, Inc., a private management service company in the power generation industry, and an investor and advisor to various early-stage technology and energy companies. From February 1995 to June 2000, he served in multiple leadership positions, including as a Commercial Manager, for Solar Turbines, Caterpillar’s gas turbine division. From February 1992 to February 1995, he served as Director of Management Services for Sterling Energy International, a power generation management consulting firm he co-founded. Mr. Juergensen received a Bachelor of Science degree in Electrical Engineering from the University of Southern California.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD
      The Board of Directors provides general oversight for our business. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board of Directors has established three standing committees, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, whose functions are briefly described below. The directors are kept informed of our operations at meetings of the Board of Directors and its committees through reports and analyses from, and discussions with, management.
      During the fiscal year ended July 31, 2006, which we refer to in this proxy statement as fiscal 2006, the Board of Directors met on 17 occasions.
Committees of the Board
      Audit Committee. The Audit Committee provides oversight of (a) the financial reporting process, the system of internal controls and the audit process of the Company and (b) the Company’s independent registered public accounting firm. The Audit Committee evaluates the performance of the independent registered public accounting firm and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the independent registered public accounting firm. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s interim and year-end financial statements, discusses with management and the independent registered public accounting firm any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K and is responsible for the oversight of the creation and implementation of corporate risk policies and procedures. The current members of the Audit Committee are Charles E. Bayless, Mark S. Juergensen, Dennis R. Leibel and Robert C. Perkins (Chairman). Our Board of Directors has determined that each member of the Audit Committee is “independent” as defined under the rules of the SEC and the American Stock Exchange. Furthermore, the Board of Directors has determined that Mr. Perkins, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC. During fiscal 2006, the Audit Committee met on 13 occasions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at http://investors.commerceenergy.com/phoenix.zhtml?c=181705&p=irol-govHighlights. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at (714) 259-2500 or by writing to us at Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, Attn: Investor Relations Manager.
      Compensation Committee. The responsibilities of the Compensation Committee include (a) assisting the Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans; (b) determining the compensation, including incentive pay, of the chief executive officer; (c) approving the annual compensation of the other executive officers and senior management personnel of the Company; and (d) administering the Company’s incentive compensation and other stock based plans, including the Commerce Energy Group, Inc. 2006 Stock Incentive Plan, which we refer to as the SIP, and determining awards thereunder. The current members of the Compensation Committee are Gary J. Hessenauer, Mark S. Juergensen, Dennis R. Leibel (Chairman) and Robert C. Perkins. Each of the members of the Compensation Committee is independent under the American Stock Exchange rules. During fiscal 2006, the Compensation Committee met on 9 occasions. The charter of the Compensation Committee is available at http://investors.commerceenergy.com/phoenix.zhtml?c=181705&p=irol-govHighlights. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at (714) 259-2500 or by writing to us at Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, Attn: Investor Relations Manager.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of

Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nominating and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nominating and Corporate Governance Committee also makes recommendations relating to the development of the Company’s corporate governance guidelines. The members of the Nominating and Corporate Governance Committee are Charles E. Bayless, Mark S. Juergensen (Chairman) and Robert C. Perkins. Each member of the Nominating and Corporate Governance Committee is independent under the American Stock Exchange rules. During fiscal 2006, the Nominating and Corporate Governance Committee met on 7 occasions. The charter of the Nominating and Corporate Governance Committee is available at http://investors.commerceenergy.com/phoenix.zhtml?c=181705&p=irol-govHighlights. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at (714) 259-2500 or by writing to us at Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, Attn: Investor Relations Manager.
      Nominations for directors submitted to the Nominating and Corporate Governance Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nominating and Corporate Governance Committee does not have any specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.
      The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending the Board nominees to stand for election. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, are included in the Company’s recommended slate of director nominees in its proxy statement.
      The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend for the Nominating and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626.
      Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal year 2006 (held during the period for which he has been a director). Each of the incumbent directors who were members of a Board committee attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board of Directors on which he served during fiscal year 2006 (held during the period that he served as a committee member).
Corporate Governance
      Code of Business Conduct and Ethics and Corporate Governance Guidelines. The Company is committed to having sound corporate governance principles. The Company’s Code of Business Conduct and Ethics, which is applicable to our directors, principal executive officer, principal financial officer, principal accounting officer and all of our other officers and employees, is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended July 31, 2004 filed with the SEC on November 15, 2004 and is available at http://investors.commerceenergy.com/phoenix.zhtml?c=181705&p=irol-govConduct. We intend to disclose amendments to or waivers from a required provision of our Code of Business Conduct and Ethics by including such information as an exhibit in future filings with the SEC. Our Corporate Governance Guidelines can be found at http://investors.commerceenergy.com/phoenix.zhtml?c=181705&p=irol-govGuidelines. Copies of each of these documents also may be obtained upon request, without charge, by contacting our Investor Relations Department at (714) 259-2500 or by writing to us at Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, Attn: Investor Relations Manager.
      Board Independence. The Board of Directors has affirmatively determined that the following five members of the Board of Directors are “independent” as that term is defined by the American Stock Exchange Company Guide: Charles E. Bayless, Gary J. Hessenauer, Mark S. Juergensen, Dennis R. Leibel and Robert C. Perkins. Mr. Steven S. Boss, our Chief Executive Officer, is our only non-independent director.
      Stockholders’ Communications with the Board. You may send communications to the Company’s Board of Directors, to the non-management members of the Board of Directors or to an individual Board member by directing an e-mail to compliance@commerceenergy.com or by sending a letter to Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to the Directors.
      Director Attendance at Annual Meetings of Stockholders. Under the Company’s Corporate Governance Guidelines, the Company’s directors are expected to attend annual meetings of the Company’s stockholders. All of the Company’s directors attended the Company’s annual meeting of stockholders held in January 2006.
Compensation of Directors
      Directors who also are our employees are not paid any fees or remuneration, as such, for their service on the Board of Directors or on any Board committee. In May 2006, our Board adopted the following directors’ compensation policy with respect to the Company’s non-employee directors. These policies were adopted by the Board, and may be changed from time-to-time by the Board.
      Cash Compensation. Each non-employee director is paid a quarterly retainer of $8,000, a fee of $1,000 for each Board meeting which the Board member attends in person and a fee of $750 for each Board meeting which the Board member attends telephonically. The non-executive Chairman of the Board also receives a supplemental quarterly retainer of $4,000. Directors who serve on Board committees (other than the chairman of such committee) are paid $750 for each committee meeting the Board member attends in person and a fee of $500 for each Committee meeting which the Board member attends telephonically. Committee chairpersons are paid $1,000 for each committee meeting the chairperson attends, whether in person or telephonically. In addition, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy with respect to each Board or Board committee meeting that such non-employee director attends in person if the director resides 25 miles or more from the site of the meeting.
      Equity-Based Awards. Following the initial appointment or election of each non-employee director to the Board, he or she will be (a) issued 10,000 restricted shares of Common Stock pursuant to the Commerce Energy Group, Inc. 2006 Stock Incentive Plan, or the SIP, or any successor plan, and such shares will vest in full on the first day of the month in which the one year anniversary of the date of issuance occurs with any unvested shares being forfeited to the Company if the Board member’s service is terminated, and (b) granted an option to purchase 20,000 shares of Common Stock pursuant to the SIP or any successor plan.
      In addition, on or following the date of each annual meeting of stockholders at which directors are elected, each non-employee director who is either re-elected as a non-employee director or who continues in office as an incumbent non-employee director, will be (a) issued 10,000 shares of restricted Common Stock pursuant to the SIP or any successor plan and such shares will vest in full on January 1 of the next succeeding calendar year after the date of issuance with any unvested shares being forfeited to the Company if the Board member’s service is terminated, and (b) granted an option to purchase 20,000 shares of Common Stock pursuant to the SIP or any successor plan.
      Any options granted to non-employee directors under this policy have the following terms and conditions: (a) the options are subject to all terms and conditions of the SIP or any successor plan; (b) the options vest quarterly at a rate of one quarter (1/4) of the amount of the grant on each three-month anniversary of the date of grant, with any unvested options being forfeited if the Board member’s service is terminated; (c) the options have a term of 6 years from the date of grant; (d) any vested options may be exercised during the time the Board member is serving as a director or after he or she ceases to be a director prior to the expiration of the term of the option; and (e) the exercise price per share is 100% of the fair market value of the Common Stock on the date of grant.
      On May 12, 2006, the Board acting pursuant to the foregoing policies issued shares of restricted Common Stock and granted nonqualified stock options under the SIP to Charles E. Bayless, Gary J. Hessenauer, Mark S. Juergensen, Dennis R. Leibel and Robert C. Perkins, each a non-employee director of the Company. Each non-employee director was issued 10,000 shares of restricted Common Stock pursuant to the SIP, which will vest in full on January 1, 2007; and granted an option to purchase 20,000 shares of Common Stock pursuant to the SIP at an exercise price per share of $1.17 per share, equal to 100% of the fair market value of the Common Stock on the date of grant.
      On August 29, 2005, acting pursuant to a prior Board Compensation policy in effect at that time, the Board granted to Gary J. Hessenauer an option to purchase 50,000 shares of Common Stock pursuant to the Commonwealth 1999 Equity Incentive Plan following his initial appointment to the Board. The exercise price per share was $1.80, equal the cash value of a share of our Common Stock on the date of grant, a price in excess of the fair market value of a share of our Common Stock on the date of grant. The option vests quarterly at the rate of 12,500 shares on each three month anniversary of the date of grant. The option has a term of ten years from the date of grant.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROPOSAL 2)
      The Audit Committee has selected the firm of Hein & Associates LLP (“Hein & Associates”), to act as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007 and has further directed that management submit such selection for ratification by the stockholders at the Annual Meeting. Representatives of Hein & Associates are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      Ernst & Young LLP (“E&Y”) served as the Company’s independent registered public accounting firm with respect to the Company’s consolidated financial statements for the fiscal year ended July 31, 2005. On November 7, 2005, the Audit Committee notified E&Y that it had dismissed E&Y as its independent registered public accounting firm. On the same day, the Audit Committee appointed Hein & Associates as its independent registered public accounting firm for the fiscal year ending July 31, 2006. On January 26, 2006, the stockholders of the Company ratified such appointment of Hein & Associates.
      The report of E&Y on the financial statements of the Company for the year ended July 31, 2005 contained no adverse opinion or disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope or accounting principle.
      During the year ended July 31, 2005 and through November 7, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference thereto in connection with its reports on the Company’s financial statements for such periods.
      No reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K of the SEC rules has occurred during the year ended July 31, 2005 and through November 7, 2005, except as noted below:
      (a) In November 2004, management advised the Audit Committee that in the course of preparing the Company’s financial statements for the year ended July 31, 2004, they noted deficiencies in internal controls over financial reporting relating to the timely reconciliation of energy purchases and related sales. E&Y and management advised the Audit Committee that these internal control deficiencies constituted a material weakness. The material weakness was disclosed in the Company’s Annual Report on Form 10-K for fiscal year ended July 31, 2004, Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended January 31, 2004 and Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended April 30, 2004, all of which were filed with the SEC on November 15, 2004. These amended Quarterly Reports restated prior reported results and included additional disclosures in the appropriate period as a result of the above-referenced material weakness.
      (b) In the course of preparing financial statements for the quarter ended April 30, 2005, management identified certain deficiencies in the Company’s internal controls over financial reporting related to monitoring operational progress of the strategic realignment of the Company’s customer portfolio in the Pennsylvania electricity market and forecasting the resulting required electricity supply related to the discontinuation of service to certain classes of residential and small commercial customers. In June 2005, E&Y advised the Audit Committee that in their opinion, with which the Company concurred, these internal control deficiencies constituted a material weakness and a reportable condition. As a result, E&Y communicated to the Company that the Company’s unaudited condensed consolidated financial statements for the three-and six-month periods ended January 31, 2005 should be restated. This material weakness was disclosed in Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended January 31, 2005 filed with the SEC on June 14, 2005, Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended January 31, 2005 filed with the SEC on July 12, 2005, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2005 filed with the SEC on June 14, 2005 and in Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended April 30, 2005 filed with the SEC on July 12, 2005.
      (c) In connection with the preparation of the Company’s consolidated financial statements for the fiscal year ended July 31, 2005, management determined that certain electricity forward physical contracts and financial derivatives designated as cash flow hedges lacked adequate documentation of our method of measurement and testing of hedge effectiveness to meet the cash flow hedge requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133). Additionally, management determined that a forward physical contract and several financial derivative contracts had been inappropriately accounted for as normal purchase and normal sale contracts and thereby erroneously accounted for as exempt from hedge accounting under SFAS No. 133. As a result, management determined that the failure to properly document and account for certain of its electricity forward physical contracts and financial derivatives in accordance with the requirements of SFAS No. 133 represented deficiencies in the Company’s internal control over financial reporting. Management and E&Y advised the Audit Committee that these deficiencies constituted a material weakness and a reportable condition. The material weakness relating to the Company’s failure to properly document and account for certain of its electricity forward physical contracts and financial derivatives in accordance with the requirements of SFAS No. 133 was disclosed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2005, Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended October 31, 2004, Amendment No. 3 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended January 31, 2005 and Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q/ A for the quarterly period ended April 30, 2005, all of which were filed with the SEC on October 31, 2005. These amended Quarterly Reports restated prior reported results and included additional disclosures in the appropriate period as a result of the above-referenced material weakness.
      The Company has authorized E&Y to fully respond to any inquiries of its successor independent auditor regarding each of the above-referenced material weaknesses.
      The Company did not consult with Hein & Associates during the fiscal year ended July 31, 2005, and through November 7, 2005, on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.
      Stockholder ratification of the selection of Hein & Associates as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Audit Committee believes that submitting the selection of Hein & Associates to the stockholders for ratification is advisable as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Hein & Associates; however, the Audit Committee may retain Hein & Associates notwithstanding the failure of the stockholders to ratify the selection. If the appointment of Hein & Associates is ratified, the Audit Committee will continue to conduct an ongoing review of Hein & Associates’ scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Hein & Associates at any time.
      The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Hein & Associates as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007. The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for the adoption of this proposal.

Relationship of the Company with the Independent Registered Public Accountants
      The following table sets forth the fees billed to us by our independent registered public accounting firms for each of the last two fiscal years, respectively.

	Fiscal Year

	2006	2005

Audit Fees	$454,000	$583,920
Audit-Related Fees	—	197,304
Tax Fees	—	46,685
All Other Fees	—	—

	$454,000	$827,909

      Audit Fees: This category includes the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
      Audit Related Fees: This category consists of assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and which are not reported above under “Audit Fees.”
      Tax Fees. This category consists of professional services rendered for tax services, including tax compliance, tax advice and tax planning.
      All Other Fees. This category consists of fees for other advisory services.
      The Audit Committee of our Board of Directors has established a practice that requires the Committee and, under certain limited circumstances, the Chairman of our Audit Committee, to pre-approve any audit or permitted non-audit services to be provided to us by our independent registered public accounting firm, Hein & Associates, in advance of such services being provided to us.
      Under the SEC rules, subject to certain de minimis criteria, pre-approval is required for all professional services rendered by our independent registered public accounting firm. We are in compliance with these SEC rules.
Report of the Audit Committee of the Board of Directors
      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2006 with the Company’s management. The Audit Committee has discussed with Hein & Associates LLP, the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2006, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Audit Committee has also received the written disclosures and the letter from Hein & Associates LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Hein & Associates LLP the independence of Hein & Associates LLP.

      Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Robert C. Perkins, Chairman
Charles E. Bayless
Mark S. Juergensen
Dennis R. Leibel

COMPENSATION OF EXECUTIVE OFFICERS
      We are required by the SEC to disclose compensation paid by us during the last three fiscal years to (a) any person who served as our principal executive officer during fiscal 2006; (b) our four most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of fiscal 2006; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (b) above but for the fact that the individual was not serving as an executive officer at the end of fiscal 2006; provided, however, that no disclosure need be provided for any executive officer, other than the principal executive officer, whose total annual salary and bonus does not exceed $100,000. Accordingly, we are disclosing information regarding compensation paid by us during the last three fiscal years to (a) Steven S. Boss, our Chief Executive Officer; (b) Thomas L. Ulry, our Senior Vice President, Sales and Marketing, and Lawrence Clayton, Jr., our Chief Financial Officer and Secretary, the two most highly-compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of fiscal 2006 and whose salary and bonus exceeded $100,000; (c) Peter T. Weigand, our former President, who served as the Company’s chief executive officer in fiscal 2006; and (d) Richard L. Boughrum, our former Chief Financial Officer, for whom disclosure would be required as one of our most highly-compensated executive officers, but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2006. All of these officers are referred to in this Annual Report as the “Named Executive Officers.”
Summary Compensation Table
      The following table sets forth for each of the past three fiscal years, all compensation received for services rendered in all capacities by the Named Executive Officers.

					Long Term Compensation

					Awards		Payouts
	Annual Compensation
							Securities
				Other	Restricted		Underlying			All
	Fiscal			Annual	Stock		Options/		LTIP	Other
Name and Principal Position	Year	Salary	Bonus	Compensation(6)	Award(s)		SARs		Payouts	Compensation

Steven S. Boss(1)	2006	$405,001	—	—	$300,000	(7)	300,000		—	—
Chief Executive Officer	2005	—	—	—	—		50,000	(9)	—	$1,889	(10)
	2004	—	—	—	—		—		—	—
Lawrence Clayton, Jr.(2)	2006	$176,960	—	—	$72,000	(7)	120,000		—	—
Chief Financial Officer	2005	—	—	—	—		—		—	—
and Secretary	2004	—	—	—	—		—		—	—
Thomas L. Ulry(3)	2006	$227,476	$25,000	—	$45,600	(7)	—		—	—
Sr. VP, Sales &	2005	$83,462	—	—	—		100,000		—	—
Marketing	2004	—	—	—	—		—		—	—
Peter T. Weigand(4)	2006	$127,752	—	—	—		—		—	$566,667	(11)
Former President	2005	$400,000	—	—	—		600,000		—	—
	2004	$130,769	—	—	—		—		—	—
Richard L. Boughrum(5)	2006	$121,215	—	—	—		—		—	$499,874	(11)
Former Chief Financial	2005	$350,000	—	—	—		—		—	—
Officer, Senior Vice	2004	$114,423	—	—	$288,000	(8)	500,000		—	—
President and Secretary

(1)	Mr. Boss was appointed Chief Executive Officer of the Company on August 1, 2005.

(2)	Mr. Clayton was appointed interim Chief Financial Officer and Secretary of the Company on August 4, 2005 and became the Chief Financial Officer and Secretary of the Company effective December 1, 2005.

(3)	Mr. Ulry was appointed Senior Vice President, Sales and Operations on March 1, 2005.

(4)	Mr. Weigand joined the Company on April 1, 2004 and served as the Company’s President until October 8, 2005.
(Footnotes continued on the following page.)

(Footnotes continued from the preceding page.)

(5)	Mr. Boughrum joined the Company on April 1, 2004 and served as the Company’s Senior Vice President and Chief Financial Officer until October 8, 2005.

(6)	The aggregate amount of perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for the periods covered.

(7)	The Restricted Stock Awards value was calculated using the closing market price on the date of the award. Mr. Boss was issued 200,000 shares of restricted stock valued at $1.50 per share, Mr. Clayton was issued 45,000 shares of restricted stock valued at $1.60 per share and Mr. Ulry was issued 40,000 of restricted stock valued at $1.14 per share.

(8)	Represents the value on the date of grant of 150,000 shares of restricted stock awarded to Mr. Boughrum, based upon an estimated valuation of $1.92 per share of common stock as of the date the restricted stock was awarded. There was no market value for our Common Stock prior to our public listing on the AMEX in July 2004. This valuation was made by our Board of Directors for accounting and financial reporting purposes and does not reflect actual transactions. In October 2005, as a result of the termination of Mr. Boughrum’s employment, without cause, all 150,000 shares of restricted stock became fully vested.

(9)	Prior to being appointed as the Chief Executive Officer of the Company on August 1, 2005, Mr. Boss served as a non-employee director of the Company. In connection with his appointment as a director on July 22, 2005, Mr. Boss was granted an option to purchase 50,000 shares of Common Stock pursuant to the non-employee directors’ compensation policy in effect at the time.

(10)	Represents compensation paid to Mr. Boss as a non-employee director.

(11)	Represent severance payments made to Mr. Weigand and Mr. Boughrum, respectively, pursuant to settlement agreements dated November 17, 2005.
Stock Options

Stock Option Grants
      The following table shows stock option grants to the Named Executive Officers during fiscal 2006.
Option/ SAR Grants in Last Fiscal Year

Potential Realizable
Value at Assumed Annual
Rates of Stock Price
Appreciation for Option
Individual Grants					Term(4)

(a)		(c)	(d)	(e)	(f)	(g)
	(b)	Percentage of
	Number of	Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise
	Options/SARs	Employees in	or Base
	Granted	Fiscal Year	Price	Expiration
Name	(#)(1)	(%)(2)	($/Sh)(3)	Date	5%($)	10%($)

Steven S. Boss	300,000	62.5%	$1.80	8/01/2015	$156,090	$426,248
Lawrence Clayton, Jr.	120,000	37.5%	$1.68	12/01/2015	$81,654	$243,749
Thomas L. Ulry	—	—	—	—	—	—
Peter T. Weigand	—	—	—	—	—	—
Richard L. Boughrum	—	—	—	—	—	—

(1)	Options were granted on August 1, 2005 to Mr. Boss pursuant to an Employment Agreement dated August 1, 2005 between Mr. Boss and the Company. Mr. Boss’s options have an exercise price equal to $1.80 per share, with vesting as to 100,000 shares upon hire and as to 100,000 shares on each of the first two anniversaries thereafter. Options were granted on December 1, 2005 to Mr. Clayton pursuant to an
(Footnotes continued on the following page.)

(Footnotes continued from the preceding page.)

Employment Agreement dated December 1, 2005 between Mr. Clayton and the Company. Mr. Clayton’s options have an exercise price equal to $1.68 per share, with vesting in equal amounts on each of the first three anniversaries of the date of the grant. Mr. Boss’s and Mr. Clayton’s options expire on or prior to the ten year anniversary of the date of grant.

(2)	Based on an aggregate of 420,000 options granted to all employees during fiscal 2006.

(3)	All options were granted at an exercise price equal to the cash value of the Common Stock on the date of grant, determined by dividing (a) the sum of the Company’s cash, restricted cash and deposits by (b) the number of shares of Common Stock outstanding, in each case as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC, a price higher than the fair market value on the date of grant.

(4)	The Company is required by the SEC to use 5% and 10% assumed annualized rate of appreciation over the ten year option term. This does not represent the Company’s estimate or projection of the future Common Stock price. If the Common Stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Option Exercises/ Fiscal Year End Value
      The following table shows stock option exercises by the Named Executive Officers during fiscal 2006 and the value of unexercised stock options held by the Named Executive Officers during fiscal 2006.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and FY-End Option/ SAR Values

Value of Unexercised
			Number of Securities		In-the-Money
			Underlying Unexercised		Options/SARs at Fiscal
	Shares	Value	Options/SARs at		Year-End ($)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven S. Boss	—	$—	250,000	100,000	$—	$—
Lawrence Clayton, Jr.	—	—	40,000	80,000	—	—
Thomas L. Ulry	—	—	100,000	—	—	—
Peter T. Weigand	—	—	—	—	—	—
Richard L. Boughrum	—	—	—	—	—	—
Employment Agreements
      Steven S. Boss. On August 1, 2005, the Company entered into an employment agreement with Steven S. Boss as our Chief Executive Officer. Pursuant to the employment agreement, the Company also entered into a stock option agreement, a restricted stock agreement and an indemnification agreement with Mr. Boss.
      Under the employment agreement, Mr. Boss will receive base salary of $412,000 per year, and was eligible for consideration for an incentive bonus in fiscal 2006 calculated between 50% and 150% of base salary based upon achievement of objectives established by the Compensation Committee. For fiscal 2007 and each fiscal year thereafter, Mr. Boss will participate in an incentive bonus program to be established by the Company as part of a comprehensive incentive bonus plan. Mr. Boss was granted an option to purchase 300,000 shares of our Common Stock at an exercise price equal to $1.80 per share, with vesting as to 100,000 shares upon hire and as to 100,000 shares on each of the first two anniversaries thereafter. Mr. Boss was also granted 200,000 shares of restricted Common Stock, which vest 50,000 shares on the first anniversary of hire and 50,000 shares upon the achievement of performance targets for fiscal years 2006, 2007 and 2008, respectively. The employment agreement has no specific term and is subject to termination by either the Company or Mr. Boss, without cause, upon 60 days written notice.

      The employment agreement provides that if Mr. Boss is terminated without cause or if he resigns for good reason, Mr. Boss will be entitled to severance equal to 12 months of his then-current base salary payable over a 12-month period, plus 12 months accelerated vesting of outstanding unvested stock options and restricted stock. In the event of a change of control of the Company, Mr. Boss may resign for good reason, as defined in the agreement, within 180 days after the change of control.
      Under the employment agreement, Mr. Boss agreed not to solicit the Company’s employees, customers, clients or suppliers during the term of his employment and for a period of one year after any period in which severance payments are received, and not to compete with the Company during the term of his employment and any period in which severance payments are received. Finally, in accordance with the employment agreement, we agreed to indemnify Mr. Boss pursuant to our standard form of indemnification agreement.
      Lawrence Clayton, Jr. On August 1, 2005, the Company entered into a consulting agreement with Lawrence Clayton, Jr., whom the Company appointed as interim Chief Financial Officer and Secretary on August 4, 2005. The consulting agreement provided that Mr. Clayton serve as an independent contractor and provide finance, accounting and financial oversight services to the Company. Under the consulting agreement, Mr. Clayton was paid $200 per hour, with a maximum of $1,500 per day and $7,500 per week.
      On December 1, 2005, we entered into an employment agreement with Mr. Clayton as the Company’s Chief Financial Officer. Under the terms of the employment agreement, Mr. Clayton will receive an annual base salary of $275,000 and will be eligible to receive an incentive bonus for fiscal 2006 if the Company reaches financial objectives determined by the Board. For fiscal 2007 and each fiscal year thereafter, Mr. Clayton will participate in an incentive bonus program to be established by the Company as part of a comprehensive executive incentive bonus plan. In addition, on December 1, 2005 (a) pursuant to the terms of the employment agreement and the stock option agreement, we granted to Mr. Clayton an option to purchase 120,000 shares of Common Stock, which option will vest in equal amounts on each of the first three anniversaries of the date of the grant; and (b) pursuant to the terms of the employment agreement and the restricted stock agreement, we issued to Mr. Clayton 45,000 shares of restricted Common Stock, subject to a Company repurchase right which will lapse as to one third of the restricted shares on the first anniversary of the date of issuance and as to one third of the restricted shares on each of the next two fiscal years based upon the achievement of performance targets. Mr. Clayton is also entitled to reimbursement of actual relocation expenses not to exceed $100,000. The employment agreement has no specific term and is subject to termination by either the Company or Mr. Clayton without cause upon 60 days written notice.
      The employment agreement provides that if Mr. Clayton’s employment is terminated by the Company without cause for good reason, as defined in the agreement, Mr. Clayton will be entitled to severance, as long as Mr. Clayton does not accept other employment, equal to 12 months base salary, payable in six equal installments commencing on the first business day after six months from the date of the termination, or the severance period, plus reimbursement of the cost of continuation coverage under COBRA for 12 months and 12 months accelerated vesting of outstanding options and restricted stock. In the event of a change of control of the Company, as defined in the employment agreement, Mr. Clayton may resign for good reason within 180 days after the change of control.
      Under the employment agreement, Mr. Clayton agreed not to solicit customers or employees of the Company during his employment with the Company and for a period of one year after the end of the severance period. The employment agreement further provides that Mr. Clayton will not accept employment with, or otherwise engage in, any business that competes with the Company during his employment or any period during which he is receiving severance payments from the Company. Finally, in accordance with the employment agreement, we indemnified Mr. Clayton pursuant to the Company’s standard form of indemnification agreement.
      Thomas L. Ulry. On February 28, 2005, we entered into an at-will employment letter agreement with Thomas Ulry, our Senior Vice President, Sales and Marketing. The agreement provided for an annual base salary of $190,000, subject to adjustment based upon the results of an independent compensation study commissioned by the Compensation Committee, an annual discretionary bonus, as determined by the Compensation Committee, a grant of options to purchase 100,000 shares of our common stock at an exercise price of $3.50 per share, vesting equally over four years, a relocation bonus of $100,000 and reimbursement of actual relocation expenses not to exceed $40,000. The agreement also provided for other standard employee benefits including medical, dental and insurance benefits and the right to participate in our 401(k) Plan. Finally, the agreement provided for a severance benefit of one year’s annual base salary if we terminated Mr. Ulry without cause, as defined in the agreement, prior to March 2, 2006. On May 31, 2005, we entered into a second at-will employment letter agreement with Mr. Ulry which superseded the February 28, 2005 letter agreement. Pursuant to the May 31, 2005 agreement, Mr. Ulry’s annual base salary was increased to $225,000, the $100,000 relocation bonus was deleted and the severance benefit was amended to state that if we terminated Mr. Ulry without cause, as defined in the agreement, during the first year after May 31, 2005, Mr. Ulry would be entitled to one year’s annual base salary, and if we terminated him without cause at any time thereafter, Mr. Ulry would be entitled to an amount equal to his monthly salary for up to six months or until he finds other employment, whichever is first to occur. All other terms set forth in the February 28, 2005 at-will employment letter agreement remained the same. On October 19, 2006, the Compensation Committee increased Mr. Ulry’s annual base salary from $225,000 to $250,000, effective October 1, 2006, and awarded him a $25,000 discretionary bonus.
      Peter T. Weigand. We entered into an employment agreement with Peter Weigand on April 1, 2004. The agreement provided for an initial three year term with automatic extensions for successive one-year periods, unless superseded by a notice of termination. Under his employment agreement, Mr. Weigand was entitled to a base salary of $400,000. Mr. Weigand also was eligible to participate in our bonus program at the discretion of the Board on the same basis and terms as are applicable to other senior executives. Pursuant to his employment agreement, we granted to Mr. Weigand an option to purchase 600,000 shares of Common Stock at an exercise price of $1.92 per share, expiring on March 11, 2014, with 150,000 options vesting immediately and 150,000 options vesting on each of March 29, 2005, 2006 and 2007 and immediate vesting upon termination of Mr. Weigand’s employment without cause for good reason, as defined in his employment agreement, or following a change of control not approved by the Board, provided that, in each case, Mr. Weigand was required to agree not to engage in certain prohibited competitive activities for six months following the termination of employment.
      On August 4, 2005, our Board of Directors decided to terminate without cause the employment of Mr. Weigand. In accordance with the terms of his employment agreement, the termination of Mr. Weigand’s employment became effective on October 8, 2005. On October 8, 2005, Mr. Weigand entered into an Agreement Not to Engage in Prohibited Activities, under which he agreed not to directly or indirectly engage as an owner, employee, consultant or agent of any retail commodity marketing entity or entity that markets energy efficient products or back office services for a period of six months following his termination. Pursuant to the terms of his employment agreement, entering into the Agreement Not to Engage in Prohibited Activities entitled Mr. Weigand to receive severance payments equal to his base salary, $400,000 annually, for the remaining term of his employment agreement (i.e., until April 1, 2007). On November 17, 2005, the Company entered into a Settlement Agreement and General Release with Mr. Weigand. The Settlement Agreement with Mr. Weigand provided for the Company to make a settlement payment to Mr. Weigand on April 10, 2006 in the amount of $566,667 in cash, less customary payroll deductions required by law, replacing the severance payments which otherwise would be made under his employment agreement. In addition, Mr. Weigand agreed to sell to the Company 994,479 shares of Common Stock held by him for a price $1.50 per share, or $1,491,719, in the aggregate, payable in several installments. In connection with the sale of his shares of Common Stock, all 600,000 options to purchase shares of the Common Stock were cancelled. The Settlement Agreement entitled Mr. Weigand to receive 12 months of COBRA coverage. Also see “Transactions with Management and Others,” herein, for a description of the sale by Mr. Weigand of his remaining 120,000 shares of Common Stock.
      Richard L. Boughrum. We entered into an employment agreement with Richard Boughrum on April 1, 2004. The agreement provided for an initial three year term with automatic extensions for successive one-year periods, unless superseded by a notice of termination. Under his employment agreement, Mr. Boughrum was entitled to a base salary of $350,000. Mr. Boughrum also was eligible to participate in our bonus program at the discretion of the Board on the same basis and terms as to other senior executives. Mr. Boughrum had the right to purchase up to 150,000 shares of Common Stock for a purchase price of $1.92 per share at any time until 10 days after consummation of the reorganization. Mr. Boughrum exercised this option on April 2, 2004. We also granted to Mr. Boughrum an option to purchase 500,000 shares of Common Stock at an exercised price of $1.92 per share expiring in March 2014, with 125,000 vesting immediately and 125,000 options vesting on each of March 29, 2005, 2006 and 2007. We also granted Mr. Boughrum a restricted stock award of 150,000 shares of Common Stock, which were subject to repurchase by the Company at $0.001 per share upon termination of Mr. Boughrum’s employment.
      On August 4, 2005, our Board of Directors decided to terminate without cause the employment of Mr. Boughrum. In accordance with the terms of his employment agreement, the termination of Mr. Boughrum’s employment became effective on October 8, 2005. On October 8, 2005, Mr. Boughrum entered into an Agreement Not to Engage in Prohibited Activities, under which he agreed not to directly or indirectly engage as an owner, employee, consultant or agent of any retail commodity marketing entity or entity that markets energy efficient products or back office services for a period of six months following his termination. Pursuant to the terms of his employment agreement, entering into the Agreement Not to Engage in Prohibited Activities entitled Mr. Boughrum to receive severance payments equal to his base salary, $350,000 annually, for the remaining term of his employment agreement (i.e., until April 1, 2007). In addition, all 150,000 shares of Mr. Boughrum’s restricted stock immediately vested. On November 17, 2005, the Company entered into a Settlement Agreement and General Release with Mr. Boughrum. The Settlement Agreement with Mr. Boughrum provided for the Company to make a settlement payment to Mr. Boughrum on April 10, 2006 in the amount of $495,833 in cash less customary payroll deductions required by law, replacing the severance payments which otherwise would be made under his employment agreement. In addition, Mr. Boughrum agreed to sell to the Company 300,000 shares of Common Stock held by Mr. Boughrum for a price of $1.50 per share or $450,000, in the aggregate payable in several installments. In connection with the sale of his shares of Common Stock, all 500,000 options to purchase shares of Common Stock were cancelled. The Settlement Agreement entitled Mr. Boughrum to recover 12 months of COBRA coverage.
Securities Authorized for Issuance Under Equity Compensation Plans
      The company has two equity compensation plans, the Commerce Energy Group, Inc. 2006 Stock Incentive Plan and the Commonwealth 1999 Equity Incentive Plan, both of which have been approved by our stockholders. We do not have any other equity compensation plans, with the exception of one-time grants of options made by our Board of Directors from time to time.
      The following table sets forth information regarding the number of shares of Common Stock that may be issued pursuant to our equity compensation plans or arrangements as of the end of fiscal 2006.

	(a)		(b)	(c)

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon Exercise		Weighted-Average	Future Issuance Under
	of Outstanding		Exercise Price of	Equity Compensation Plans
	Options, Warrants		Outstanding Options,	(Excluding Securities
Plan Category	and Rights		Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders	4,923,666	(1)	$2.25	1,353,334	(2)
Equity compensation plans not approved by security holders	2,820,000	(3)	$2.43	—

Total	7,743,666		$2.32	1,353,334

(1)	Represents shares of Common Stock that may be issued pursuant to outstanding options granted under the Commonwealth 1999 Equity Incentive Plan and the Commerce Energy Group, Inc. 2006 Stock Incentive Plan.
(Footnotes continued on the following page.)

(Footnotes continued from the preceding page.)

(2)	Represents shares of Common Stock that may be issued pursuant to options available for future grant under the Commonwealth 1999 Equity Incentive Plan and the Commerce Energy Group, Inc. 2006 Stock Incentive Plan.

(3)	Represents shares of Common Stock to be issued upon exercise of outstanding options under the following individual plans: options to purchase 2,500,000 shares of Common Stock granted to Ian B. Carter, the Company’s former Chairman of the Board and Chief Executive Officer, in January 2000; options to purchase 120,000 shares of Common Stock granted to Vivian Anderson, a former director of the Company, in June 2004; options to purchase 100,000 shares of Common Stock granted to Bradley L. Gates, a former director of the Company and a former member of the Company’s advisory board, in August 2003; and options to purchase 100,000 shares of Common Stock granted to Robert C. Perkins, Chairman of the Board, in August 2003. All options under these individual plans are fully vested.
Compensation Committee Interlocks and Insider Participation
      Executive compensation is determined by a Compensation Committee appointed by our Board of Directors. During fiscal 2006, the Compensation Committee was comprised of Gary J. Hessenauer, Mark S. Juergensen, Dennis R. Leibel and Robert C. Perkins. None of the Compensation Committee members is or has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or our Compensation Committee.
Report on Executive Compensation

Overview
      This Report on Executive Compensation shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
      The compensation programs for executive management and certain other members of senior management are reviewed each year by the Compensation Committee. The compensation programs establish the rewards to be received by each key executive relative to their contribution to the Company. The Compensation Committee attempts to link the awards with the performance of the Company and align executive compensation with the interests of the stockholders. The Compensation Committee considers the business goals set for that year, as well as changes in corporate market focus and goals for the next fiscal year. The Compensation Committee reviews with the management of the Company the business plans for the new fiscal year relative to the prior fiscal year.
      Generally, each executive officer is responsible for meeting other goals mutually agreed to between that executive officer and the chief executive officer. These goals are typically strategic goals available to the Company in a changing market in a competitive environment.
      During fiscal 2006, the Company’s compensation philosophy in addressing the compensation for the Company’s executive officers and senior management personnel was based upon three primary themes: (a) offer base compensation sufficient to attract and retain high quality management talent; (b) provide variable compensation components (including short and long-term incentive awards) that are linked with the Company’s performance and that align executive remuneration with the interests of the stockholders; and (c) provide a competitive benefits package.
      At the commencement of fiscal 2006, the Company decided to change its chief executive officer and its chief financial officer. In connection with such transition, the Compensation Committee’s typical role of reviewing and evaluating the existing executive management team was instead focused on structuring compensation packages for a new Chief Executive Officer, Steven S. Boss, and a new Chief Financial Officer,

Lawrence Clayton, Jr., and discussing severance agreements with the former chief executive officer, the former chief financial officer and another senior executive officer. In the course of its work with the new, as well as the outgoing, management teams, the Compensation Committee consulted with independent experts and utilized data from its advisors in reaching decisions.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits deductions for certain executive compensation in excess of $1,000,000. Certain types of compensation in excess of $1,000,000 are deductible only if performance criteria related to such compensation are specified in detail and the stockholders have approved the compensation arrangements. The Company believes that it is in the best interests of its stockholders to structure compensation plans to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.
      The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m); such deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.
      In fiscal 2006, since no executive officer of the Company was expected to earn compensation of $1,000,000 or more (as calculated under 162(m)), the Company did not take steps to avail itself of all potential deductions for executive officer compensation in excess of $1,000,000.

Compensation Program Components
      In fiscal 2006, the components of the Company’s executive compensation program consisted of (a) base salary; (b) bonus awards; (c) stock option and restricted stock awards made under the Commonwealth 1999 Equity Incentive Plan (the “1999 Plan”); the Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”); and (d) severance and changes in control benefits.
      In fiscal 2006, there were no awards of compensation to the Chief Executive Officer or the other executive officers which were directly related to the Company’s performance. However, the Compensation Committee considers the Company’s performance as a factor in granting the number of stock options and shares of restricted stock and making determinations regarding annual base salary and discretionary bonuses. Of course, the compensation benefits related to stock option grants and awards of restricted stock are related to the Company’s performance as reflected in the price of the Common Stock.
      Base Salary. In fiscal 2006, the base salary of our Chief Executive Officer was $412,000 established by his employment agreement. Base salaries for the other executive officers in fiscal 2006 were also established pursuant to employment agreements which are subject to adjustment by the Compensation Committee or the Board. During fiscal 2006, there were no increases in base salaries for any executive officer.
      Bonus. The Company did not adopt a formal bonus plan for fiscal 2006. The criteria for our Chief Executive officer’s bonus for fiscal 2006 was to be determined by the Compensation Committee under his employment agreement based upon the achievement of financial criteria. The members of the Compensation Committee and the Chief Executive Officer agreed that since fiscal 2006 was primarily a year to position the Company for future growth and in light of the stock options and restricted stock already granted, no bonus would be paid for fiscal 2006. With the exception of the Senior Vice President, Marketing and Sales who received a $25,000 discretionary bonus in October 2006, no other person who was an executive officer in fiscal 2006 received a bonus.
      Stock Options and Restricted Stock. In connection with his acceptance of his employment as Chief Executive Officer of the Company in August 2005, the Compensation Committee granted to Mr. Boss an option to purchase 300,000 shares of Common Stock under the 1999 Plan and awarded him 200,000 shares of restricted Common Stock under the 1999 Plan. In addition, during fiscal 2006, the Compensation Committee awarded options to purchase an aggregate 120,000 shares of Common Stock under the 1999 Plan and awarded an aggregate 45,000 shares and 40,000 shares of restricted Common Stock under the 1999 Plan and the 2006 Plan, respectively, to the other executive officers. The Compensation Committee viewed the grants of options and the awards of restricted stock as a necessary supplement to the base salary to provide a competitive compensation package, as well as to provide an incentive related to the Company’s performance.
      Severance and Change in Control Benefits. Each of the executive employment agreements for our Named Executive Officers contained a severance/change of control provision entitling the executive officer to receive a severance payment in the event the executive is terminated by us without cause or the executive voluntarily terminates his employment for good reason, as defined in the respective agreement (a “triggering event”). Under a particular employment agreement, the size of the severance payment payable to an executive upon a triggering event ranges from 6 to 12 months salary. Our Chief Executive Officer would be entitled to 12 months salary.

Commerce Energy Group, Inc.
Compensation Committee

Dennis R. Leibel (Chairman)
Gary J. Hessenauer
Mark S. Juergensen
Robert C. Perkins

PERFORMANCE GRAPH
      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
      The Common Stock commenced trading on the American Stock Exchange on July 8, 2004. The last trading day of the Company’s fiscal year 2006 was July 31, 2006.
      The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.
Comparison of Initial Trading Period Cumulative Return
      The performance graph below illustrates a comparison of cumulative total returns based on an initial investment of $100 in the Common Stock as traded on the American Stock Exchange from July 8, 2004 to July 31, 2006, as compared with the S&P 500 Stock Index and the Utility Select Sector Index for the same period. The Utility Select Sector Index is a modified market capitalization based index intended to track the movement of companies that are components of the S&P 500 index and are utilities. Utilities include communications services, electrical power providers and natural gas distributors.
      This performance chart assumes:

•	$100 invested on July 8, 2004 in our Common Stock compared with a $100 investment in the S&P 500 Stock Index and in the Utility Select Sector Index.

•	All dividends are reinvested.
Value of Investment

	July 8, 2004	July 31, 2004	July 31, 2005	July 31, 2006

Commerce Energy Group, Inc. Common Stock	$100	$76.74	$69.30	$64.19
S&P 500 Index	$100	$99.33	$111.28	$115.11
Utilities Select Sector Index	$100	$101.70	$136.08	$142.89

TRANSACTIONS WITH MANAGEMENT AND OTHERS
      On April 1, 2004, we acquired Skipping Stone Inc., an energy consulting and technology firm (“Skipping Stone”). Skipping Stone was a privately-held company that was principally owned by Peter T. Weigand, the former President and a former director of the Company. In connection with the acquisition of Skipping Stone, each of the former holders of Skipping Stone common stock, including Mr. Weigand and Eric G. Alam, agreed to place 20% of the Commonwealth Energy Corporation (“Commonwealth”) shares issued to him in the merger in an escrow for a period of six months. The stockholder escrow shares were subject to forfeiture, at $1.92 per share, based upon a “true up” calculation, defined in the merger agreement. Commonwealth was the Company’s predecessor. On July 6, 2004, Commonwealth reorganized into a holding company structure whereby Commonwealth became a wholly-owned subsidiary of the Company. Commonwealth’s name has been changed to Commerce Energy, Inc. As a result of the holding company reorganization, the Commonwealth shares in the escrow account became a right to receive the same amount of shares of Common Stock.
      On November 17, 2005, the Company, its wholly-owned subsidiary, Commerce Energy, Inc., counsel to the Company and Commerce Energy, Inc., Eric G. Alam, Bruno Kvetinskas, Greg Lander and Peter Weigand entered into an Agreement and Release dated November 17, 2005 regarding an aggregate 322,215 shares of the Company’s common stock being held in an escrow account relating to the acquisition of Skipping Stone by the Company in April 2004. As a result of the settlement, all such shares of Common Stock were distributed to Mr. Alam (34,985), Mr. Kvetinskas (33,295), Mr. Lander (36,199) and Mr. Weigand (217,736). Messrs. Alam, Kvetinskas, Lander and Weigand all were shareholders of Skipping Stone prior to the acquisition. Messrs. Lander and Kvetinskas are currently employees of a subsidiary of the Company. Mr. Alam was an executive officer of the Company and Commerce Energy, Inc.; he resigned effective December 1, 2005.
      On November 17, 2005, the Company, Commerce Energy, Inc. and Eric G. Alam, Senior Vice President of Sales and Marketing of the Company, entered into a Settlement Agreement and General Release Agreement which became effective on November 25, 2005. Pursuant to the Settlement Agreement and General Release, Mr. Alam voluntarily tendered his resignation as an executive officer and an employee of the Company and Commerce Energy, Inc., effective December 1, 2005, and the Company, Commerce Energy, Inc. and Mr. Alam agreed to mutual general releases of all claims that the parties may have against each other. Mr. Alam agreed to sell to the Company all 174,926 shares of Common Stock held by him for $1.50 per share (an aggregate price of $262,389) payable by the Company one-half on November 28, 2005 and the other half (without interest) on the first business day 90 days after the first payment was made. In connection with the purchase of his stock, all of Mr. Alam’s 133,333 options to purchase shares of Common Stock were cancelled.
      In connection with his sale of shares of Common Stock to the Company pursuant to the terms of the Settlement Agreement and General Release by and among Peter Weigand, our former President, the Company and Commerce Energy, Inc., dated November 17, 2005 (the “Settlement Agreement”), Mr. Weigand sold his remaining 120,000 shares of Common Stock in separate transactions to two of the Company’s independent directors, Mr. Charles E. Bayless (100,000 shares) and Mr. Mark S. Juergensen (20,000 shares) at $1.50 per share, the same price per share that the Company purchased shares from Mr. Weigand pursuant to the Settlement Agreement. Messrs. Bayless and Juergensen paid Mr. Weigand for the shares in one lump sum on November 28, 2005, the first business day after the effective date, as defined in the Settlement Agreement. The transactions to purchase the shares of Common Stock held by Mr. Weigand by Messrs. Bayless and Juergensen were approved by the disinterested members of the Board of Directors and were consummated at the same time as the purchase of Mr. Weigand’s shares by the Company. A more detailed summary of the Settlement Agreement is set forth herein under the caption “Compensation of Executive Officers-Employment Agreements.”
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and beneficial owners of more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2006, and except as disclosed in the following paragraph, our officers, directors and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during fiscal 2006.
      The following person made a late filing of a report under Section 16(a) of the Exchange Act that related to a transaction that occurred during fiscal 2006: Lawrence Clayton, Jr., our Chief Financial Officer, filed a late Form 4 in connection with the purchase of our Common Stock in December 2005.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE
ANNUAL MEETING FOR THE FISCAL YEAR ENDING JULY 31, 2007
Nominations for Directors for the Annual Meeting for the Fiscal Year Ending July 31, 2007
      No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Nominations of persons for election to the Board of Directors may be made by (a) the Board of Directors or a committee appointed by the Board of Directors or (b) any stockholder who (i) is a stockholder of record at the time of giving the notice provided for in the Nomination Bylaw, (ii) will be entitled to vote for the election of directors at the annual meeting and (iii) complies with the notice procedures set forth in the Nomination Bylaw.
      Nominations by stockholders must be made in written form to the Secretary of the Company. Under the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is changed by more than 30 days before or 70 days after such anniversary date, then for the notice by the stockholder to be timely, it must be received by us no earlier than 120 days prior to such annual meeting nor later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
      Therefore, in order to be timely for the annual meeting for the fiscal year ending July 31, 2007, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than September 27, 2007 and not later than October 27, 2007. To be effective, the written notice must include (a) the name, age, business address and residence address of the person being nominated by the stockholder; (b) the principal occupation or employment of the stockholder’s nominee; (c) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder’s nominee; (d) any other information relating to the stockholder’s nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (e) the written consent of each proposed nominee to being named as a nominee and to serve as a director of the Company if elected; (f) the name and record address of the stockholder making the nomination; (g) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder; (h) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such stockholder; (i) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice; and (j) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (2) otherwise to solicit proxies from stockholders in support of such nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.
Stockholder Proposals for the Annual Meeting for the Fiscal Year Ending July 31, 2007
      Under the terms of the Stockholder Proposal Bylaw, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; (c) otherwise properly brought before an annual meeting by a stockholder. For business (other than the nomination of directors, which is governed by the Nomination Bylaw) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.
      To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within 30 days before or 70 days after such anniversary date, then for the notice by the stockholder to be timely, it must be so received no earlier than 120 days before such annual meeting nor later than 90 days before such annual meeting or the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Under the Stockholder Proposal Bylaw, in order to be timely for the annual meeting for the fiscal year ending July 31, 2007, a stockholder’s notice regarding a proposal must be delivered to or mailed and received at our principal executive offices not earlier than September 27, 2007 and not later than October 27, 2007.
      To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the text of the proposal; (c) the reasons for the proposal; (d) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (e) the class and number of shares of the Company which are beneficially owned by the stockholder; (f) any material interest of the stockholder in such business; (g) the name and record address of the stockholder making the proposal; (h) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder; (i) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other persons (including their names) pursuant to which the proposals are to be made by such stockholder; (j) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice; and (k) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (2) otherwise to solicit proxies from stockholders in support of such proposal.
Stockholder Proposals for Inclusion in Proxy Statement for the Annual Meeting for the Fiscal Year Ending July 31, 2007
      If you want us to consider including a proposal in the Company’s proxy materials relating to the annual meeting of stockholders to be held for the fiscal year ending July 31, 2007 in accordance with SEC Rule 14a-8, you must submit such proposal to the Company no later than August 22, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8, and not otherwise excludable under Rule 14a-8, we will include it in the proxy statement and set it forth on the form of proxy issued for such annual meeting of stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. You should direct any such stockholder proposal to the attention of the Secretary of the Company at our address set forth on the first page of this proxy statement.

AVAILABILITY OF ANNUAL REPORT
      You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2006, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at the address of the Company set forth on the first page of this proxy statement, attention: Lawrence Clayton, Jr., Secretary.
OTHER MATTERS
      The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Lawrence Clayton, Jr.
Chief Financial Officer and Secretary
Costa Mesa, California
December 12, 2006

PROXY	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
COMMERCE ENERGY GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned stockholder(s) of Commerce Energy Group, Inc., a Delaware corporation (the “Company”), hereby appoint(s) Steven S. Boss and Lawrence Clayton, Jr., or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on January 25, 2007, and at any and all adjournments or postponements thereof (the “Meeting”), to represent and vote all shares of the common stock of the Company held of record by the undersigned on December 6, 2006, which the undersigned would be entitled to vote if personally present at the Meeting, as indicated on the reverse side of this card, and to vote in their discretion on any other matters that may properly come before the Meeting.
IF THE UNDERSIGNED DOES NOT INDICATE A CHOICE ON THE PROPOSAL ON THE REVERSE SIDE OF THIS CARD OR WITH RESPECT TO THE NOMINEES FOR ELECTION AS A CLASS III DIRECTOR, ALL SHARES HELD BY THE UNDERSIGNED WILL BE VOTED FOR PROPOSAL 2 AND FOR THE NOMINEES NAMED IN PROPOSAL 1.
(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

Telephone and Internet Voting Instructions
You can submit your proxy by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to submit your proxy. Submission of your proxy by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you submit your proxy by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:30 p.m., Pacific Standard Time, on January 24, 2007.
THANK YOU FOR VOTING

Commerce Energy Group, Inc.
Annual Meeting Proxy Card
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

I plan to attend the Annual Meeting ☐

ELECTION OF CLASS III DIRECTORS

THE LISTED NOMINEES HAVE BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED.

1.	Nominees for election as Class III Directors to the Board of Directors:

	For	Withhold

01 Dennis R. Leibel	☐	☐

	For	Withhold

02 Robert C. Perkins	☐	☐

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE PROPOSAL HAS BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL.

		For	Against	Abstain

2.	Proposal to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007.	☐	☐	☐
The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting.
Authorized Signatures — Sign Here — This section must be completed for your instruction to be executed.
Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy)	Signature 1	Signature 2